ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of July 1, 2006, by and among Theater Xtreme Entertainment Group, Inc., a Florida corporation (the “Buyer”); Theaters 4U, LLC, a Pennsylvania limited liability company (the “Seller”); and Brian Wagner, Anthony Kilker and Kevin Hughes (collectively, the “Principals). The Buyer, the Seller and the Principals are collectively referred to in this Agreement as the “Parties.”

WHEREAS, TX Expansion Group, Inc., a Delaware corporation, and the Seller were parties to a certain Franchise Agreement dated as of August 21, 2004 (the “Franchise Agreement”), pursuant to which TX Expansion Group, Inc. granted to Seller the right to operate a Theater Xtreme® home theater and furnishings store (the “Business”); and

WHEREAS, on February 11, 2005, TX Expansion Group, Inc. assigned all of its rights and obligations under the Franchise Agreement to the Buyer, all in accordance with Article XXII(B) of the Franchise Agreement; and

WHEREAS, the Seller desires to terminate the Franchise Agreement, and, in connection therewith, the Seller desires to sell, and the Buyer desires to purchase, all assets of the Seller that are used by the Seller as part of the Business, all as described in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties, intending to be legally bound, agree as follows:

SECTION 1.   Termination of Franchise Agreement.

1.1  Termination. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Seller agree that the Franchise Agreement shall be terminated (the “Termination”) effective as of the Closing Date (as defined in Section 5.1 below).

1.2  Survival of Portions of Franchise Agreement. Following the Termination, the Franchise Agreement shall no longer have any force or effect; provided, however, that those terms, conditions and provisions of the Franchise Agreement that, by their terms, survive any termination of the agreement, shall survive the Termination, including, without limitation, the following provisions of the Franchise Agreement: Article V (Franchise Grant), Article X (Other Fees), Article XVI (Specific Obligations of the Franchisee Relating to Confidentiality of Proprietary Information), Article XVIII (Specific Obligation of Franchisee Relating to Indemnification), Article XIX (Miscellaneous Covenants of Franchisee, Article XXIV (Franchisee’s Obligations Upon Termination or Expiration) and Article XXV (Enforcement).

1.3  Survival of Guaranty. Each of the Principals entered into a Guaranty dated August 21, 2004 (the “Guaranty”), pursuant to which the Principals have guaranteed the payment and performance of the Seller’s obligations to the Buyer, as the assignee of TX Expansion Group, Inc.’s rights under the Franchise Agreement. Following the Closing Date, the Guaranty shall remain in full force and effect in accordance with its terms.

SECTION 2.   Assets to be Purchased.

2.1  Description of Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 5), Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall acquire, accept and purchase from Seller, all of Seller’s right, title and interest in and to all assets, properties and rights (except for Excluded Assets, as defined in Section 2.2) whether tangible or intangible, whether real, personal or mixed, and wherever located, used or usable in the operation of the Business (collectively the “Purchased Assets”), including:

(a)  The Seller’s leasehold interest in that certain real property lease between the Seller, as lessee, and Andretti Global Development LLC, as lessor, (the “Lease”) with respect to the Seller’s lease of the real property located at 5479 Pottsville Pike, Leesport, PA 19533 (the “Seller’s Premises”) and all other interests of the Seller in other land, structures, buildings and improvements, and all rights and appurtenances belonging or appertaining thereto, used in the Business and listed on Schedule 2.1(a);

(b)  All equipment, fixtures, furniture, furnishings, leasehold improvements, goods and other tangible personal property, whether located on the Seller’s Premises or not, as more fully described on Schedule 2.1(b);

(c)  All customer deposits and all prepaid items, including all deposits made with respect to the Seller’s Premises, and unbilled costs and fees as set forth on Schedule 2.1(c) (the “Deposits”);

(d)  All accounts, accounts receivable, notes and notes receivable, including any security therefor, and all other receivables listed on Schedule 2.1(d) (the “Receivables);

(e)  All good, usable and merchantable inventories, finished goods, raw materials, work in process, supplies, packaging materials, parts and similar items listed on Schedule 2.1(e);

(f)  To the extent assignable, all rights under each written or oral contract, agreement, lease, plan, instrument, registration, license, certificate of occupancy, other permit or approval of any nature, or other document, commitment, arrangement, undertaking, practice or authorization listed on Schedule 2.1(f) (the “Contracts”);

(g)  All computer programs (other than off-the-shelf computer programs) and software, including all documentation and related object and source codes, owned, licensed or otherwise used by the Seller in connection with the operation of the Business listed on Schedule 2.1(g);

(h)  All causes of action, demands, rights against third parties and choses in action arising out of occurrences before or after the Closing relating to the Purchased Assets, including without limitation all rights under express or implied warranties relating to the Purchased Assets and other intangible rights and assets, including the goodwill associated with the Seller, the Purchased Assets and the Business;

(i)  All information, files, records, data, plans, contracts and recorded knowledge related to the foregoing;

(j)  All rights of Seller to its customer base with respect to the Business (the “Customer Base”) and all outstanding purchase orders, agreements of sale and related documentation as of the Closing Date with respect to the Business (the “Customer Contracts”) and all rights of Seller in and to the Customer Contracts, and, to the extent available, copies or originals of all material documents relating to the Customer Base and the Customer Contracts, including names and addresses, invoices and purchase orders for the last three years, purchasing history, credit history and payment terms; and

(k)  Any other asset or right of the Seller of every kind and description, real and personal, tangible and intangible, related to the Business not referred to in clauses (a) through (j) hereof, other than the Excluded Assets.

2.2  Excluded Assets. Notwithstanding anything contained in Section 2.1 to the contrary, Seller is not selling, and Buyer is not purchasing, any of the following assets, properties or rights, all of which shall be retained by Seller (the “Excluded Assets”): (a) cash or cash equivalents in transit, in hand or in bank accounts, (b) any books and records of Seller that pertain to its corporate existence or capitalization and (c) those assets listed on Schedule 2.2.

SECTION 3.   Liabilities.

3.1  Assumed Liabilities. At the Closing, the Seller shall assign, and the Buyer shall assume, only those obligations of Seller arising or to be paid or performed after the Closing Date under the Lease, the Contracts and the Customer Contracts included within the Purchased Assets (the “Assumed Contracts”) as listed on Schedule 2.1(f) and specified liabilities with regard to the Business as listed on Schedule 3.1 (collectively, the “Assumed Liabilities”).

3.2  Excluded Liabilities. Buyer shall not assume, nor shall Buyer be obligated to pay, perform or discharge, any debt, liability, obligation or commitment of Seller or relating to the Purchased Assets or the Business (the “Excluded Liabilities”), unless set forth in Section 3.1 as an Assumed Liability. Seller shall remain unconditionally liable for all obligations, liabilities and commitments, fixed or contingent, of Seller, other than the Assumed Liabilities. Without limiting the generality of the immediately foregoing sentence, Buyer shall not be deemed by anything contained in this Agreement or otherwise to have assumed any of the following (each of which is an Excluded Liability): (a) any secured or unsecured debt of Seller, (b) any current liabilities or accrued expenses of Seller including trade accounts payable and accrued accounts payable, as of the Closing Date, or (c) any liabilities of Seller for taxes, whether incurred in the ordinary course of business or otherwise, with respect to any period or partial period, ending on or prior to the Closing Date.

3.3  Prorations. All assessments, maintenance fees, utilities and other items relating to the Purchased Assets and other accrued but unpaid expenses (as of the Closing Date) that are customarily prorated shall be prorated to the extent possible at the Closing with the Seller responsible for such expenses accruing prior to the Closing Date and the Buyer responsible for such expenses accruing from and after the Closing Date. In the event that the amount of any prorated items is not known at the Closing Date, the pro-ration shall be made as soon as possible after the Closing Date, and in no event later than sixty (60) days after the Closing Date, based upon actual bills (or, if not available, based upon good faith estimates) for such prorated expenses. Either party shall pay to the other party any monies owed as a result of this post-Closing reconciliation within ten (10) days after the parties have reached a final agreement as to the prorated items. Charges and payments of Seller due and payable with respect to a period in which the Closing occurs under Assumed Contracts (including leases) to which Seller is a party or by which any of the Purchased Assets are bound based on performance over a period of time that are included, or the claims, rights and benefits of Seller under which are included, in the Purchased Assets shall be prorated between Seller and Buyer at the Closing (based on the number of days in the period occurring before, and on or after, the Closing Date).

SECTION 4.   Purchase Price. In consideration for the transfer of the Purchased Assets by the Seller to the Buyer, at the Closing the Buyer shall pay to the Seller the aggregate purchase price of $193,307 (the “Purchase Price”), of which (a) $10,000 shall be paid upon the Closing Date in cash or other immediately available funds, (b) approximately $40,000 shall be paid in-kind promptly following the Closing Date upon the issuance in the name of the Seller of a certain number of shares of the Buyer’s common stock, par value $.001 per share (the “Common Stock”), which exact number of shares of Common Stock to be issued hereunder shall be based on a per-share value of the Common Stock equal to $1.00 per share (the “Shares”), (c) assumption of the Assumed Liabilities, including the obligations under the Assumed Contracts listed on Schedule 2.1(f) in the amount of $2,598.00, and (d) the balance shall be paid pursuant to a promissory note issued by the Buyer in favor of the Seller dated as of the Closing Date in the principal amount of $140,709.00, in the form set forth on Exhibit A attached hereto (the “Note”).

SECTION 5.   Closing.

5.1  Closing and Closing Date. The Closing of the transactions contemplated under this Agreement shall occur upon the execution and delivery of this Agreement by each Party, and the Closing Date, as used herein, shall be date first set forth above.

5.2  Deliveries at Closing. At the Closing:

(a)  The Seller shall execute and deliver or cause to be delivered to the Buyer the following: (i) a bill of sale in the form attached hereto as Exhibit B transferring title to the Purchased Assets to the Buyer, (ii) an assignment and assumption agreement in the form attached as Exhibit C transferring the Assumed Liabilities, including without limitation the Lease, all Contracts and all Customer Contracts, to the Buyer, (iii) all consents and approvals required under this Agreement to transfer the Purchased Assets to the Buyer and (iv) such other documents and instruments as may be reasonably requested by the Buyer to effect or evidence the transactions contemplated by this Agreement.

(b)  The Buyer shall deliver or cause to be delivered to the Seller the amount of cash set forth in Section 4.1(a), the Shares and the Note.

SECTION 6.   Representations and Warranties of Seller and the Principals. The Seller and each Principal, jointly and severally, unconditionally represents and warrants to the Buyer that the following statements are true, correct and complete as of the Closing Date:

6.1  Organization and Good Standing. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with the requisite corporate power and authority to own, hold, lease and/or operate its properties, rights and assets and to operate and carry on its business as it is currently conducted.

6.2  Corporate Authority; No Default. The Seller has the requisite corporate power and authority to execute and deliver this Agreement and the instruments of transfer related to the Purchased Assets and to consummate the transactions contemplated hereby and thereby and has taken all steps and will do all things appropriate and necessary to consummate the transactions contemplated herein. This Agreement and all documents to be delivered hereunder by the Seller have been duly authorized by all necessary corporate action of the Seller and constitutes the valid and binding obligations of the Seller enforceable in accordance with their respective terms. Neither the execution, delivery or performance of this Agreement or any documents to be delivered hereunder, nor the consummation of the transactions contemplated hereby, will violate, conflict with, result in the breach of, or accelerate the performance required by any of the terms, conditions or provisions of the Certificate of Organization or Operating Agreement of the Seller or any agreement to which the Seller is a party or any order, ruling, decree, judgment, arbitration award or stipulation to which the Seller is subject, or constitute a default thereunder, or result in the creation or imposition of any lien, charge or encumbrance upon any of the Purchased Assets.

6.3  Title. The Seller has good and marketable title to the Purchased Assets, and at the Closing the Seller will transfer and convey the Purchased Assets to the Buyer free and clear of all liens, encumbrances, pledges, title retention, rights of third parties, security agreements and other restrictions.

6.4  Lease, Contracts and Other Agreements. With respect to the Lease, each Contract and each Customer Contract, (i) such agreement is in full force and effect and is valid, and the Seller has no knowledge that such agreement is not a valid and binding agreement of the other parties thereto, (ii) there exists no material default under such agreement on the part of the Seller, (iii) neither the Seller nor any Principal has any knowledge that any event has occurred which, with the giving of notice or the lapse of time or both, would constitute any material default under any agreement, (iv) there are no outstanding material disputes under any such agreement, (v) the Seller has provided complete copies of the agreement to the Buyer, and (vi) except as set forth in Schedule 6.4(a), the agreement is assignable (subject to receipt of certain third party consents) to the Buyer, and upon Closing the agreement will be validly assigned to Buyer and enforceable by Buyer in accordance with its material terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and is subject to general principles of equity. The Seller’s Premises are in good operating condition and repair for buildings, structures, fixtures, and improvements of their age and usage, ordinary wear and tear excepted. To the best of Seller’s knowledge and the knowledge of each Principal, the Seller’s Premises are operated and used in conformance, in all material respects, with all setback requirements, easements, covenants, restrictions, and all material applicable building, fire, zoning, health and safety codes and other similar laws and regulations.

6.5  Receivables and Deposits. All Receivables and Deposits of Seller have arisen in the ordinary course of the Business and, to the extent not already collected, have not been and, to the knowledge of Seller, are not subject to, any set-off or counter-claim.

6.6  No Outstanding Payments. As of the Closing Date, the Seller has made all payments that are due and payable to: (a) the Buyer in full satisfaction of the Seller’s obligations under the Franchise Agreement and all other agreements entered into with, or in favor of, the Buyer, including, without limitation, all royalties and other fees and (b) all suppliers, vendors and all other persons to whom the Seller owed trade payables. As of the Closing Date, the Seller has no outstanding liability with respect to any of its obligations in the foregoing sentence. As set forth in the Note, the Buyer shall be entitled to a right of set-off for any and all damages, including reasonable attorneys’ fees, incurred by the Buyer as a result of any breach by the Seller of any representation made in this Section 6.6.

6.7  No Consents. Except as set forth in Schedule 6.7, no third-party consent or approval is required to be obtained by the Buyer in connection with its execution, delivery or performance of this Agreement or the other agreements contemplated hereby.

6.8  Condition of Purchased Assets. The Purchased Assets are free from material defects (patent and latent), have been maintained in accordance with normal industry practice and are in good operating condition and repair (subject to normal wear and tear) and are available for immediate use by the Buyer.

6.9  Litigation. There are no actions, suits, proceedings or claims now pending or threatened, in arbitration or before any governmental authority, against the Seller in connection with or relating to the Business or any of the Purchased Assets.

6.10  Operation of Business. Other than the Purchased Assets, there are no other assets or rights owned or used by the Seller that are required to operate the Business or the Purchased Assets being transferred to the Buyer hereunder.

6.11  Investment Representations.

(a)  The Seller is not and will not be an underwriter with respect to the Shares;

(b)  The Seller is aware that the Buyer files periodic and other reports with the Securities and Exchange Commission and that such reports are available to Seller at www.sec.gov and the Seller has read such reports to the extent Seller believed them relevant and helpful in reaching a decision about whether to enter into the Agreement;

(c)  The Seller has not been furnished with any offering literature or prospectus except for the reports referred to in subsection (b) and has not relied on any information about the Buyer other than as set forth in such reports;

(d)  The Seller: (i) maintains Seller’s principal place of business at the address shown in Section 10.2(b) of this Agreement, and (ii) has accurately set forth Seller’s employer identification number in Section 10.2(b) of this Agreement;

(e)  The Seller (i) has no need for liquidity in the proposed investment in the Shares, (ii) has investments in and commitments to non-liquid investments which are, and after the purchase of the Shares will be, reasonable in relation to the Seller’s current capital needs, and (iii) is able to bear the economic risk of losing the entire investment in the Shares;

(f)  The Seller understands that the Shares have not been registered under the Securities Act of 1933, as amended;

(g)  The Seller understands that an investment in the Shares involves certain risks (including those set forth in the Buyer’s Annual Report on Form 10-KSB included in the reports referred to in subsection (b)) and has taken full cognizance of and understands such risks relating to the purchase of Shares;

(h)  The Seller understands that no federal or state agency has approved or disapproved of the Shares, passed upon or endorsed the merits of the proposed purchase thereof, or made any finding or determination as to the fairness of the Shares for investment;

(i)  The Seller has either consulted with the Seller’s own investment adviser, attorney and/or accountant about the investment and proposed purchase of Shares and its suitability for the Seller, or has chosen not to do so despite the recommendation of that course of action by the Buyer; and

(j)  The Seller has been given access to, and prior to the execution of this Agreement the Seller was provided with an opportunity to ask questions of and receive answers from, the Buyer concerning the terms and conditions of the purchase of the Shares, and to obtain any other information that the Seller and its professional advisors requested with respect to the Buyer and the Seller’s proposed investment in the Shares for purposes of evaluating the investment and verifying the accuracy of all information furnished to the Seller regarding the Buyer; all such questions, if asked, were answered satisfactorily and all information or documents provided were found to be satisfactory.

SECTION 7.   Representations and Warranties of Buyer. The Buyer unconditionally represents and warrants to the Seller that the following statements are true, correct and complete as of the Closing Date:

7.1  Organization and Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with the requisite corporate power and authority to purchase the Purchased Assets.

7.2  Corporate Authority. The Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized by all necessary corporate action and constitutes the valid and binding obligations of the Buyer enforceable in accordance with its terms.

SECTION 8.   Covenants and Agreements of the Parties.

8.1  Taxes and Bulk Sales. The Buyer and the Seller shall share equally in the payment of all transfer and other taxes, if any, arising from the sale of the Purchased Assets, excluding any taxes on the income of either Party. The Buyer hereby waives compliance by the Seller with the provisions of any and all applicable bulk sales laws.

8.2  Brokers. Each of the Parties represents and warrants to the other that it has dealt with no broker or finder in connection with the transactions contemplated by this Agreement. Each Party hereby indemnifies and agrees to hold harmless the other against and in respect of any brokerage or finder’s fee or other commissions incurred by the indemnifying Party relating to this Agreement or the transactions contemplated hereby.

8.3  Further Assurances. From time to time after the Closing, at the Buyer’s request, the Seller shall execute and deliver such other and further instruments of conveyance, assignment and transfer, and take such other action, as the Buyer may reasonably request for the more effective conveyance and transfer of the Purchased Assets.

8.4  General Release.

(a)  In connection with the transactions contemplated under this Agreement and for other good and valuable consideration, receipt of which is hereby acknowledged, intending expressly to be legally bound hereby, the Seller and each Principal hereby irrevocably, unconditionally and generally releases and forever discharges the Buyer and its past, present and future officers, directors, shareholders, employees, representatives, agents and their respective affiliates, successors and assigns, and each of them (collectively, “Releasees”), jointly and severally, from any and all manner of actions or causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, controversies, promises, agreements, judgments, costs, expenses, fees, liabilities, claims and demands whatsoever, in law or in equity, whether civil or criminal, or otherwise, of whatsoever kind or nature, whether foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued, direct or indirect, other than any action brought by the Seller or any Principal to enforce its rights under this Agreement and/or the Note (collectively, “Claims”), that the Seller or any Principal or any of their respective heirs, agents, successors or assigns (collectively, the “Releasors”) ever had, now have or hereafter may have against Releasees arising heretofore, now or in the future out of any matter, occurrence or event existing or occurring prior to the Closing Date, in combination with any of themselves or others, for or by reason of any cause, matter or thing whatsoever from the beginning of the world to the Closing Date, and agrees not to take or file any action, suit or proceeding to assert any Claims (the “Release”).

(b)  Each of the Releasors agrees that, in the event that any Releasor, or anyone claiming through them, subsequently breaches the terms of the Release, each Releasor shall be jointly and severally liable to the affected Releasees for reimbursement for all attorneys' fees, costs and expenses incurred by such Releasees in defending the action or otherwise enforcing the provisions of the Release, if it is ruled that the Release bars the Claims asserted. If any Releasee institutes any action at law or in equity against any Releasor to secure or protect one or more of its rights under or to enforce the terms of this Release, in addition to any judgment entered in its favor, such Releasee(s) shall be entitled to recover such attorneys’ fees and related court costs and expenses of litigation as may be allowed by a court of competent jurisdiction.

8.5  Guaranty. Each Principal hereby irrevocably, absolutely and unconditionally guarantees that the Seller and each other Principal will perform strictly in accordance with the terms of this Agreement. The liability of each Principal hereunder shall be joint and several and shall continue in full force and effect until all of the obligations have been fully performed by the Seller and each other Principal under this Agreement.

SECTION 9.   Indemnification.

9.1  The Seller and each Principal shall indemnify, defend and hold the Buyer, its officers, directors, affiliates, successors, assigns and employees harmless from and against any and all liabilities, causes of action, claims, suits, proceedings, losses, damages, demands, fees, expenses, fines, penalties and costs (including reasonable attorneys’ fees) of any kind or nature whatsoever (collectively, “Losses”) which may be sustained or suffered by any or all of such parties in any way relating to, arising out of, or in connection with (a) the breach of any of the Seller’s and/or any Principal’s warranties, representations or covenants set forth in this Agreement, (b) the use of the Purchased Assets or the conduct of the Seller’s Business prior to and on the Closing Date, or (c) any bulk sale liability.

9.2  The Buyer shall indemnify, defend and hold the Seller, its officers, directors, affiliates, successors, assigns and employees and each Principal harmless from and against any and all Losses which may be sustained or suffered by any or all of such parties in any way relating to, arising out of, or in connection with (a) the breach of any of the Buyer’s warranties, representations or covenants set forth in this Agreement or (b) the use of the Purchased Assets or the conduct of the Buyer’s business after the Closing Date.

SECTION 10.   Miscellaneous.

10.1  Costs and Expenses. Each Party shall each pay its own costs and expenses in consummating the transactions described herein.

10.2  Notices. Any notices and other communications required or permitted hereunder shall be in writing and shall be effective upon receipt if sent by facsimile (with confirmation received), by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (with request for immediate confirmation of receipt in a manner customary for communications of such respective type). Notices shall be addressed as follows:

(a)  If to the Buyer:

Theater Xtreme Entertainment Group, Inc.
250 Corporate Boulevard
Suite E
Newark, DE 19702
Attention: Scott Oglum, Chairman and Chief Executive Officer
Phone: (302) 455-1334
Facsimile: (302) 455-1612

(b)  If to the Seller:

Theaters 4U, LLC
8 South 5th Street
Frackville, PA 17931
Attention: Brian Wagner
Phone: (570) 449-1623
Facsimile: (570) 874-2130

EIN: ________________________

or to such other respective addresses as any of the Parties shall designate to the other Parties hereto by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.

10.3  Entire Agreement. This Agreement sets forth the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes any prior understanding between the Parties. There are no representations, understandings or promises other than as expressly set forth in this Agreement.

10.4  Amendment. This Agreement may not be altered, changed, modified or amended except in writing signed by the Parties.

10.5  Assignment. Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Parties.

10.6  Severability. If any provision of this Agreement should be invalid or unenforceable, such invalidity or unenforceability will not, in any manner, affect the continued validity and enforceability of the remaining provisions of this Agreement. In the event that any provision of this Agreement is determined by a court to be invalid, such provision may be amended by the court to the extent required to cure such invalidity.

10.7  Headings. The captions contained in this Agreement are not a part of this Agreement. They are for the convenience of the Parties only and do not in any way modify any provision of this Agreement.

10.8  Binding Effect. This Agreement will bind and inure to the benefit of the Parties and their respective permitted successors and assigns.

10.9  Waiver. The waiver by any party of a breach or violation of any provision of this Agreement will not operate or be construed as a waiver of any other or subsequent breach or violation hereof.

10.10  Governing Law. This Agreement is governed by, and will be construed, interpreted and enforced in accordance with, the laws of the State of Delaware, without regard to its principles of conflicts of laws.

10.11  Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together will constitute one instrument.

10.12  Facsimile Signature. This Agreement and all documents executed and delivered in connection herewith may be executed and delivered by facsimile and such facsimile shall be effective for all purposes.

10.13  No Third Beneficiaries. This Agreement shall not be construed as giving any person, other than the Parties and their affiliates and their successors and permitted assigns, any legal or equitable right remedy or claim under or in respect of this Agreement or any of the provisions herein contained, this Agreement and all provisions and conditions hereof being intended to be, and being, for the sole and exclusive benefit of such Parties, and successors and permitted assigns and for the benefit of no other person or entity.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THEATER XTREME ENTERTAINMENT
GROUP, INC.

By: /s/ Kenneth D. Warren
Kenneth D. Warren
President and Chief Operating Officer

THEATERS 4U, LLC

By: /s/ Anthony Kilker
Name: Anthony Kilker
Title: President

/s/ Brian R. Wagner
Brian R. Wagner

/s/ Anthony Kilker
Anthony Kilker

/s/ Kevin Hughes
Kevin Hughes